EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
NeoMedia Technologies, Inc.

We hereby consent to the incorporation by reference to the previously filed Registration Statements (File Nos.333-33738, 333-36098, 333-42477, 333-85422, 333-99183, 333-101588, 333-103172, 333-107239, 333-109778, 333-110189, 333-110329, 333-114123, and 333-137227) of our report dated April 2, 2007 relating to the consolidated financial statements and financial statement schedule of NeoMedia Technologies, Inc. for the years ended December 31, 2006, 2005 and 2004, and our report dated April 2, 2007 related to NeoMedia Technologies, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NeoMedia Technologies, Inc., which appear in this Annual Report on Form 10-K.

/s/ STONEFIELD JOSEPHSON, INC.
Los Angeles, California
April 2, 2007